Exhibit 99.1

Zumiez Inc. Announces Dismissal of Litigation

EVERETT, Wash.--(BUSINESS WIRE)--April 27, 2009--Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that shareholder litigation involving Zumiez and its officers and directors has been dismissed.

On March 30, 2009, the United States District Court for the Western District of Washington dismissed a securities class action brought against Zumiez and three of its officers and directors. The action was purportedly commenced on behalf of all individuals who purchased Zumiez stock from March 14, 2007 to January 4, 2008, and alleged that Zumiez and certain individuals made materially false or misleading statements during the proposed class period and engaged in insider trading. The defendants moved to dismiss all claims in October 2008. The Court issued its ruling on March 30, 2009 without oral argument, dismissing the case with prejudice. Following this ruling, a related shareholder derivative action, which was filed in the Superior Court for the State of Washington, Snohomish County, was voluntarily dismissed. Zumiez and its officers and directors were represented in the cases by Wilson Sonsini Goodrich & Rosati, PC.

Rick Brooks, Chief Executive Officer of Zumiez, stated: “We are pleased to have these lawsuits behind us, and agree with the district court’s decision to dismiss the securities case at the earliest possible stage, which was based on its finding that the claims in that case were ‘flawed on every level.’”

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 4, 2009 we operate 350 stores, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext 1564
Chief Financial Officer
or
Integrated Corporate Relations
Chad Jacobs/Brendon Frey, 203-682-8200